                                                                     EXHIBIT 2.3

                    CONSENT AND NON-CONTRAVENTION AGREEMENT

          This CONSENT AND NON-CONTRAVENTION AGREEMENT, dated as of November 14, 2000 (the "Agreement"), is by and among Earlychildhood.com, LLC, a California limited liability company ("Earlychildhood"), the holders of the outstanding membership interests in Earlychildhood listed on the signature page(s) hereto (collectively, the "Holders" and, individually, a "Holder") and SmarterKids.com,
Inc., a Delaware corporation ("SmarterKids")   Capitalized terms used in this
Agreement, unless specifically defined herein, shall have the meanings given to them in the Contribution Agreement and Plan of Reorganization and Merger, dated as of the date hereof (the "Merger Agreement"), by and among Earlychildhood, SmarterKids, S-E Educational Holdings Corp., a newly-formed Delaware corporation, one-half of the issued and outstanding capital stock of which is owned by each of Earlychildhood and SmarterKids ("Holdings") and S-E Educational Merger Corp., a newly-formed Delaware corporation and a wholly-owned subsidiary of Holdings ("Merger Sub").

          WHEREAS, as of the date hereof, each of the Holders owns of record and beneficially membership interests in Earlychildhood (the "LLC Interests") as is set forth on a percentage interest basis next to the name of such Holder in Column II on Annex A hereto;

          WHEREAS, concurrently with the execution of this Agreement, Earlychildhood and SmarterKids have entered into the Merger Agreement pursuant to which, and upon the terms and subject to the conditions set forth therein, the combination of Earlychildhood and SmarterKids shall be effected through (i) the contribution to Holdings by the holders of LLC Interests of all of the right, title and interest in and to their entire ownership interest in Earlychildhood (the "Contribution") and (ii) the merger of Merger Sub with and into SmarterKids such that SmarterKids becomes a wholly-owned subsidiary of Holdings (the "Merger" and, collectively with the Contribution, the "Transactions");

          WHEREAS, at the Effective Time, pursuant to Section 2.1 of the Merger Agreement, all outstanding LLC Interests shall be exchanged for shares of Holdings Common Stock and cash in lieu of fractional shares of Holdings Common Stock to be issued or paid in consideration therefor and pursuant to Section 2.3 of the Merger Agreement, all outstanding options to purchase LLC Interests will be converted into options to purchase shares of Holdings Common Stock;

          WHEREAS, pursuant to this Agreement, each Holder hereby acknowledges and agrees that such Holder shall, at the Effective Time, receive in exchange for the LLC Interests contributed by such Holder in the Contribution, such number of shares of Holdings Common Stock as is set forth next to the name of such Holder in Column IV of Annex A hereto; and

          WHEREAS, as a condition to the willingness of Earlychildhood and SmarterKids to enter into the Merger Agreement, SmarterKids has required that the Holders agree, and in order to induce SmarterKids to enter into the Merger Agreement, the Holders have agreed, to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                                  ARTICLE I.

SECTION 1.1 REPRESENTATIONS AND WARRANTIES OF THE HOLDERS. As of the date hereof and as of the date of the Closing under the Merger Agreement, each Holder on its own behalf hereby represents and warrants with respect to itself and its ownership of the LLC Interests as follows:

         (a) Holder is the sole owner of record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which meaning will apply for all purposes of this Agreement) of, and has good title to, the LLC Interests set forth adjacent to such Holder's name on Annex A, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, charge, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restriction (including any restriction on the right to vote, sell or otherwise dispose of the LLC Interests) or limitation (each, a "Lien") except for immaterial Liens which shall not materially affect such Holder's ability to perform its obligations under this Agreement.

         (b) Except as set forth on Annex A, and except for the LLC Interests, Holder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of Earlychildhood or any securities that are convertible or exchangeable into or exercisable for any securities of Earlychildhood, nor is Holder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable), other than this Agreement and the Operating Agreement, that allows or obligates it to vote or acquire any securities of Earlychildhood. Holder has the exclusive power to vote and dispose of the LLC Interests set forth adjacent to such Holder's name on Annex A and has not granted a proxy to any other individual, corporation, partnership (general or limited), limited liability company, joint venture, association, trust, unincorporated organization or other entity (collectively, a "Person") to vote or dispose of such LLC Interests, subject to the limitations set forth in this Agreement.

         (c) Each Holder that is a corporation or partnership, as the case may be, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

         (d) This Agreement and each Transaction Document to which Holder is a party has been duly executed and delivered by Holder and, assuming due authorization, execution and delivery of this Agreement by Earlychildhood and SmarterKids, constitutes a valid and binding obligation of Holder enforceable against Holder in accordance with their terms, except that (i) the enforceability hereof or thereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

         (e) Neither the execution and delivery of this Agreement and each Transaction Document to which Holder is a party, nor the performance by Holder of its obligations hereunder or thereunder will, nor will the consummation of the transactions contemplated by this Agreement and the Merger Agreement, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration of any obligation or loss of any material benefit, or result in the creation of any Lien on the LLC Interests under, or require a consent or waiver under (collectively, a "Conflict"), (i) its organizational documents, (ii) any note, bond, mortgage, indenture, lease, contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Holder is a party or by which Holder is bound, to the extent such Conflict would materially affect Holder's ability to consummate the transactions contemplated hereby or (iii) any permit, franchise, license, statute, injunction, judgment, writ, decree, order, ruling, rule or regulation applicable to Holder, to the extent such Conflict would materially affect Holder's ability to consummate the transactions contemplated hereby.

         (f) Neither the execution and delivery of this Agreement nor the performance by Holder of its obligations hereunder will violate any law, decree, statute, rule or regulation applicable to Holder or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any corporation, Person, firm, Governmental Entity or public or judicial authority, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder or the federal securities laws. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which any of the Holders is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by the Holders with the terms hereof.

                                 ARTICLE II.

SECTION 2.1. TRANSFER OF THE SHARES; NON-INTERFERENCE.

         (a) During the term of this Agreement, no Holder shall (i) tender into any tender or exchange offer or otherwise sell, offer to sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber with any Lien, any of the LLC Interests; provided, that any Holder may distribute LLC Interests on a pro rata basis to its members or partners to the extent it is obligated to do so under the terms of its organizational documents, so long as, in either case, such member or partner, as the case may be, executes, concurrently with such transfer, a counterpart signature page hereto and agrees to be bound hereby, (ii) other than in connection with this Agreement, deposit the LLC Interests into a voting trust, enter into any voting agreement or similar arrangement with respect to the LLC Interests or grant any proxy or power of attorney with respect to the LLC Interests, or take any action inconsistent with this Agreement or the Merger Agreement without having obtained the prior written consent of SmarterKids, (iii) other than this Agreement, enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer, pledge, assignment, hypothecation or other disposition of the LLC Interests, (iv) take any action that would make any representation of such Holder contained herein untrue or incorrect or would result in a breach by such Holder of its obligations under this Agreement or a breach by Earlychildhood of its obligations under the Merger Agreement or (v) take any action that would have the effect of preventing or disabling such Holder from performing its obligations under this Agreement or Earlychildhood from performing its obligations under the Merger Agreement.

         (b) Nothing herein shall prevent a Holder from transferring LLC Interests by gift, transfer to a trust or distribution, provided that (i) any such gift, transfer or distribution is permissible under Lock-Up Agreement attached as Exhibit C to the Merger Agreement and (ii) each donee transferee or distributee, as applicable, executes, concurrently with such gifts, transfer or distribution, a counterpart signature page hereto and agrees to be bound hereby.

SECTION 2.2. ADJUSTMENTS.

         (a) In the event (i) of any equity dividend, equity split, recapitalization, reclassification, combination or exchange of equity interests in Earlychildhood on, of or affecting the LLC Interests or the like or any other action that would have the effect of changing any of the Holders' ownership of membership interests in Earlychildhood or (ii) any of the Holders becomes the beneficial owner of any additional membership interests in Earlychildhood, then the terms of this Agreement will apply to the membership interests in Earlychildhood held by any such Holder immediately following the effectiveness of the events described in clause (i) or any such Holder becoming the beneficial owner thereof, as described in clause (ii), as though they were LLC Interests hereunder and the term LLC Interests shall be deemed to refer to and include such membership interests in Earlychildhood.

         (b) Each Holder hereby agrees, while this Agreement is in effect, that Annex A hereof shall be updated from time to time, as applicable, to increase the LLC Interests set forth therein to reflect any changes resulting from the events described in Section 2.2(a) above. To the extent required under the Merger Agreement, each of the events described in Section 2.2(a) above shall require the prior written consent of SmarterKids.

SECTION 2.3. STOP TRANSFER. Each Holder hereby agrees with, and covenants to, each other party hereto, that such Holder shall not request that Earlychildhood register or permit the transfer of any of the LLC Interests, unless such transfer is made in compliance with this Agreement (including the provisions of Section 2.1 hereof). Earlychildhood agrees with, and covenants to, each other party hereto that Earlychildhood shall not register or permit the transfer of any of the LLC Interests, unless such transfer is made in compliance with this Agreement (including the provisions of Section 2.1 hereof).

                                 ARTICLE III

SECTION 3.1. CONTRIBUTION OF LLC INTERESTS; NO INCONSISTENT AGREEMENT.

          (a) Each Holder hereby agrees and commits that at the Closing, following the satisfaction or, if applicable, waiver, of the conditions set forth in the Merger Agreement, such Holder will contribute to Holdings, all of the right, title and interest in and to such Holder's entire ownership interest in Earlychildhood (as set forth in Annex A) and will accept in consideration therefor, (i) that number of shares of Holdings Common Stock as is set forth next to such Holder's name in Column IV of Annex A hereof, as such number of shares of Holdings Common Stock may adjusted from time to time in accordance with the terms of the Merger Agreement or any amendment thereto and (ii) an amount of cash in lieu of fractional shares as calculated pursuant to the Merger Agreement; provided, however, that the obligations of such Holder in this
Section 3.1(a) shall not survive the termination of this Agreement in accordance with the terms hereof. Each of the Holders agrees that it will vote (or cause to be voted) its LLC Interests against any Earlychildhood Acquisition Proposal and against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement under this Agreement or the Merger Agreement or which is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely effect this Agreement, the Merger Agreement, the Contribution, the other transactions contemplated by this Agreement and the Merger Agreement or the benefits to SmarterKids resulting herefrom or therefrom. In addition, no Holder will take any action, directly or indirectly, until the termination of this Agreement to contravene, withdraw, modify or supersede its consent to the Merger Agreement and the Contribution or to cause Earlychildhood to take any action in contravention of the Merger Agreement or the transactions contemplated thereby. Each Holder acknowledges receipt and review of a copy of the Merger Agreement and the opportunity to consult its own legal counsel in regard to the Merger Agreement and this Agreement.

          (b) Each Holder agrees that it shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained herein, including in this
Section 3.1.

SECTION 3.2. NO SOLICITATION. Prior to the termination of this Agreement in accordance with its terms, each Holder agrees (a) that it will not, nor will it authorize or permit any of its employees, financial advisors, attorneys, accountants or other representatives or agents to, directly or indirectly through another Person, (i) solicit, initiate or encourage any inquiries, offers or proposals by or from any Other Party that constitute, or could reasonably be expected to lead to, any Earlychildhood Acquisition Proposal, (ii) enter into or execute any agreement with respect to an Earlychildhood Acquisition Proposal,
(iii) engage in or continue negotiations or discussions with any Other Party concerning, or, except pursuant to a governmental request for information, otherwise communicate or explore or provide any non-public information to any Other Party relating to, any Earlychildhood Acquisition Proposal, (iv) make or authorize any public statement, recommendation or solicitation in support of any Earlychildhood Acquisition Proposal, or (v) take, or consent to take, any other action inconsistent with its obligations under this Section 3.2 or Earlychildhood's obligation under Section 5.4 of the Merger Agreement, and (b) that it will notify SmarterKids in writing as promptly as practicable (and in any event within 24 hours) if any Earlychildhood Acquisition Proposal is received or any inquiries, proposals or offers with respect to an Earlychildhood Acquisition Proposal are received by, any information or documents are requested from, or any negotiations or discussions are sought to be initiated or continued with, it or any of its Affiliates, such written notice to contain the identity of the other party (including the name of such other party and a copy of any offer or proposal and any supporting documentation), and the terms and conditions of such proposal or offer.

                                 ARTICLE IV.

SECTION 4.1. TERMINATION. This Agreement shall become effective on the date hereof and shall continue in effect until the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the consummation of the Transactions.

SECTION 4.2. EXPENSES. All costs and expenses incurred by any of the parties hereto will be borne by Earlychildhood.

SECTION 4.3. RELIANCE. Holder agrees and acknowledges that SmarterKids is entering into the Merger Agreement in reliance upon each Holder's execution and delivery of this Agreement.

SECTION 4.4. FURTHER ASSURANCES. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

SECTION 4.5. ENFORCEMENT OF THE AGREEMENT. The Holders acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 4.6. MISCELLANEOUS.

         (a) All representations, warranties, covenants and agreements contained herein will terminate upon the termination of this Agreement.

         (b) Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in writing and signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         (c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements among such parties with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

         (d) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

         (e) With respect to any suit, action or proceeding initiated by a party to this Agreement arising out of, under or in connection with this Agreement, each Holder, Earlychildhood and SmarterKids submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware and irrevocably waive, to the fullest extent permitted by law, any objection that they may now have or hereafter obtain to the laying of venue in any such court in any such suit, action or proceeding.

         (f) The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

         (g) All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by facsimile, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          If to Earlychildhood:

               Earlychildhood.com, LLC
               2 Lower Ragsdale Drive
               Suite 200
               Monterey, CA  93940
               Attention:  Ronald Elliott
               Facsimile:  (831) 771-5587

          If to a Stockholder:

               At the address(es) beneath such Stockholder's name on Annex A to this Agreement.

          In each case, with copies to:

          (i)   Latham & Watkins
                633 W. Fifth St., Suite 4000
                Los Angeles, CA 90071
                Attention:  Jeffrey L. Kateman, Esq.
                Facsimile:  (213) 891-8763

          (ii)  SmarterKids.com, Inc.
                15 Crawford Street
                Needham, MA 02494
                Attention:  Bob Cahill
                Facsimile:  (781) 449-4887

          (iii) Testa, Hurwitz & Thibeault, LLP
                125 High Street
                Boston, MA 02110
                Attention:  Gordon H. Hayes, Jr., Esq.
                Facsimile:  (617) 248-7100

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

         (h) This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

         (i) This Agreement shall be executed at the same time as the Merger Agreement and at such time shall be valid and binding obligations of each of the parties and signatories thereto.

         (j) Neither this Agreement nor any of the rights or obligations of any party hereto may be assigned without the prior written consent of the other parties hereto. Any such assignment shall not, however, act as a release of the assigning Person. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, and no other Person shall have any right, benefit or obligation hereunder.

         (k) If any term or provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         (l) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                            EARLYCHILDHOOD.COM, LLC


                            By:
                               ----------------------------------
                              Name:
                              Title:


                            SMARTERKIDS.COM, INC.


                            By:
                               ----------------------------------
                              Name:
                              Title:

                            HOLDERS:

                            EDUCATIONAL SIMON, L.L.C.,
                             a Delaware limited liability company


                            By:
                               ----------------------------------
                              Name:
                              Title:

                            QTL CORPORATION, a California corporation


                            By:
                               ----------------------------------
                              Title:

                            RICHARD A. PHELAN, an Individual



                            -------------------------------------
                                     Richard A. Phelan

                            RONALD W. PHELAN, an Individual


                            -------------------------------------
                                     Ronald W. Phelan

                            ACACIA CAPITAL PARTNERS, LLC,
                             a California limited liability company


                            -------------------------------------
                              Name:  Duncan Thomas
                              Title:

                            RANDY DEAN, an Individual


                            -------------------------------------
                                     Randy Dean

                            DR. JUDITH HERR, an Individual


                            -------------------------------------
                                     Dr. Judith Herr

                            STEPHEN KAPLAN, an Individual


                            -------------------------------------
                                     Stephen Kaplan

                                    ANNEX A


          Column I                 Column II              Column III                Column IV
-----------------------------  ------------------  ------------------------  -----------------------
                                                                               Number of shares of
                                                                              Holdings Common Stock
                                                   Current LLC Interest as   to be Received at the
       Name of Holder          Class of Interest      of the date hereof         Effective Time
-----------------------------  ------------------  -----------------------  -----------------------
Educational Simon, L.L.C.           Class A                       47.12111%               23,537,465
QTL Corporation                     Class B                       41.05427%               19,205,598
Ronald Phelan                       Class B                        1.26662%                  592,537
Richard Phelan                      Class B                        2.50307%                1,170,961
Acacia Capital Partners, LLC        Class C                         .43493%                  101,621
Randy Dean                          Class C                         .33333%                   77,882
Dr. Judith Herr                     Class C                         .33333%                   77,882
Stephan Kaplan                      Class C                         .33333%                   77,882